Exhibit 16.1

August 1, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Re: Allied Motion Technologies, Inc.

Commissioners:

We have read the statement made by Allied Motion Technologies, Inc. under Form 4.01 of its Form 8-K dated August 1, 2018.  We agree with the statement concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Allied Motion Technologies, Inc. contained therein.

Very truly yours,

EKS&H LLP